Pursuant to Rule 424(b)(3)
Registration Number 333-136194

PROSPECTUS SUPPLEMENT No. 4

(TO PROSPECTUS DATED FEBRUARY 13, 2007)

115,000,000 Shares

TERRA NOVA FINANCIAL GROUP, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus dated February 13, 2007 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 115,000,000 shares of our common stock.

This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated February 13, 2007, including any supplements or amendments thereto.

Investing in the shares involves risks. See "Risk Factors" beginning on page 5 of the prospectus dated February 13, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2007

Selling Stockholder (1)	Common Shares other than Series E Preferred	Common Stock converted from Series E Preferred	Common Shares	Shares Subject to Warrants	Beneficial Ownership Percentage	Number of Shares Offered Hereby	Shares Beneficially Owned After the Offering
							Number	Percent (2)
Adam & Heather Russo	-	10,000	10,000	5,000	0.0%	4,929	10,071	0.0%

Alberto Aldana	-	80,000	80,000	40,000	0.0%	39,429	80,571	0.0%

Andrew Wallin	-	13,333	13,333	6,667	0.0%	6,571	13,429	0.0%

Behruz Afshar	-	70,000	70,000	35,000	0.0%	34,500	70,500	0.0%

Bill Janes	-	46,667	46,667	23,333	0.0%	23,000	47,000	0.0%

Bob Strobel	-	20,000	20,000	10,000	0.0%	9,857	20,143	0.0%

Brian Jones	-	100,000	100,000	50,000	0.1%	49,286	100,714	0.0%

Chad McPeak	-	120,000	120,000	60,000	0.1%	59,143	120,857	0.0%

Chris Hartman	-	40,000	40,000	20,000	0.0%	19,714	40,286	0.0%

Craig Bradlcy	-	33,333	33,333	16,667	0.0%	16,429	33,571	0.0%

Craig M. Gantar	-	26,000	26,000	13,000	0.0%	12,814	26,186	0.0%

Daniel Hatch	-	16,667	16,667	8,333	0.0%	8,214	16,786	0.0%

Daniel Hernandez	-	30,000	30,000	15,000	0.0%	14,786	30,214	0.0%

Danny L. Bordelon	-	66,667	66,667	33,333	0.0%	32,857	67,143	0.0%

Don Ogilvie	-	20,000	20,000	10,000	0.0%	9,857	20,143	0.0%

Hailiang Fu	-	20,000	20,000	10,000	0.0%	9,857	20,143	0.0%

Jagruti Patel	-	40,000	40,000	20,000	0.0%	19,714	40,286	0.0%

James Besarany	-	133,333	133,333	66,667	0.1%	65,714	134,286	0.0%

James Viravee	-	66,667	66,667	33,333	0.0%	32,857	67,143	0.0%

Kevin Ott	-	66,667	66,667	33,333	0.0%	32,857	67,143	0.0%

Mathews C. Wilkinson	-	166,667	166,667	83,333	0.1%	82,143	167,857	0.1%

Michael Goetsch	-	50,000	50,000	25,000	0.0%	24,643	50,357	0.0%

Mike McWatters	-	100,000	100,000	50,000	0.1%	49,286	100,714	0.0%

Nita Patel	-	66,667	66,667	33,333	0.0%	32,857	67,143	0.0%

Peter Delaney	-	53,333	53,333	26,667	0.0%	26,286	53,714	0.0%

Ray Burley	-	13,333	13,333	6,667	0.0%	6,571	13,429	0.0%

Rick Nelson Roth IRA	-	60,000	60,000	30,000	0.0%	29,571	60,429	0.0%

Ronald Molnar	-	20,000	20,000	10,000	0.0%	9,857	20,143	0.0%

Scott Chon	-	40,000	40,000	20,000	0.0%	19,714	40,286	0.0%

Scott Tortorella	-	30,000	30,000	15,000	0.0%	14,786	30,214	0.0%

Sean Fitzgerald	-	33,333	33,333	16,667	0.0%	16,429	33,571	0.0%

Steve Hoadley	-	10,000	10,000	5,000	0.0%	4,929	10,071	0.0%

Timothy Lenon	-	66,667	66,667	33,333	0.0%	32,857	67,143	0.0%

Tom Niedzielak	-	46,667	46,667	23,333	0.0%	23,000	47,000	0.0%

The shares beneficially owned by the selling stockholders named above were acquired from the Rush Financial Technologies Revocable Trust, named in the prospectus dated February 13, 2007, upon dissolution of the Trust. This prospectus supplement does not increase the total number of shares registered under the registration statement of which this prospectus supplement and the prospectus dated February 13, 2007 are a part.
__________________________

(1) Information concerning the selling security holders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.
(2) Assumes all of shares offered by the above selling stockholder are sold.